EXHIBIT 10.3

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

 MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

SUCAMPO AG

AND

PAR PHARMACEUTICAL, INC.

DATED AS OF SEPTEMBER 30, 2014

MANUFACTURING AND SUPPLY AGREEMENT

Manufacturing and Supply Agreement (this “Agreement”) is hereby entered into and effective as of September [  ], 2014 (the “Effective Date”) by and between Sucampo AG (“Sucampo”) and Par Pharmaceutical, Inc. (“Par”).  Each of Sucampo and Par are referred hereto as the “Parties” or, individually, as a “Party”).

WHEREAS, Sucampo is a pharmaceutical company engaged in the marketing, sales and distribution of pharmaceutical products;

WHEREAS, Par is a pharmaceutical company engaged in the manufacture, marketing, sales and distribution of pharmaceutical products;

WHEREAS, Par and Sucampo, among other parties, have entered into that certain Settlement and License Agreement dated September 30, 2014 (the “License Agreement”) related to the Product (as defined below); and

WHEREAS, pursuant to the terms and conditions of this Agreement and the License Agreement, Par desires Sucampo to supply to Par commercial quantities of the Product to be marketed and distributed by Par in the Territory.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sucampo and Par hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1 “Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party.  For purposes of the foregoing definition only, the term “control” (including, with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct of cause the direction of the management and policies of such Person, whether through ownership of interests representing equity securities, or partnership interests or by contract, or otherwise.  Ownership of more than fifty percent (50%) of such equity securities or partnership interests in a Person shall, without limitation, be deemed to be control for purposes of this definition.  Any venture capital fund or private equity fund, or any Person that directly or indirectly is controlled thereby, that otherwise would be considered an “Affiliate” shall not, for purposes of this Agreement, be considered an Affiliate, except that in the case of Par, Sky Growth Holdings Corporation and its direct and indirect subsidiaries as well as any successor entity to Sky Growth Holdings Corporation, shall be considered an Affiliate of Par.

1.2 “Agreement” has the meaning given in the introductory paragraph hereof.

1.3  “API” means the active pharmaceutical ingredient known as Lubiprostone.

1.4 “Applicable Laws” means all laws, rules, regulations and guidelines of any Governmental Authority with jurisdiction over the development, manufacturing, exportation,

importation, promotion, marketing, sale or distribution of the API and/or the Product, including specifically, but without limitation, all cGMP or similar standards or guidelines of the FDA and compendial guidelines (e.g. United States Pharmacopeia), where applicable, as well as the U.S. export control laws and the U.S. Foreign Corrupt Practices Act, in each case to the extent applicable to the performance of a Party’s obligations under this Agreement.

1.5 “Authorized Generic Launch” means the first commercial sale of the Product in the Territory by Par pursuant to the terms of this Agreement and the License Agreement.

1.6 “Calendar Quarter” means each three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.7 “Certificate of Analysis” means a certificate of analysis provided by Sucampo to Par with each shipment of the Product that sets forth: (a) the results of any quality assurance testing and (b) the manufacturing date.

1.8 “Certificate of Product Conformance” means a certificate of product conformance indicating that such Product was manufactured materially in accordance with cGMP requirements, certified by quality assurance personnel of Sucampo or its contractor.

1.9 “cGMP” means quality systems and current good manufacturing practices as required by the rules, guidelines and regulations of the FDA as applicable to the manufacture, Labeling, Packaging, handling, storage and transport of the API and Product in the Territory, as set forth in 21 USC § 351(a)(2)(B) and 21 CFR Parts 210 and 211, or any successor provisions and any update thereto.

1.10 “Commercially Reasonable Efforts” means, with respect to each Party, efforts and commitment of resources, consistent with Applicable Laws, in accordance with such Party’s reasonable business, legal, medical, and scientific judgment that are consistent with the efforts and resources such Party customarily uses to accomplish a similar objective under similar circumstances for other similar products owned by it or to which it has similar rights, which are of similar market potential and at a similar stage in their life cycle, taking into account the competitiveness of the marketplace, the regulatory structure involved, the profitability of the applicable products and other relevant factors, including any royalties, product sales and other payments required under this Agreement, technical, legal, scientific, medical, sales performance, and/or marketing factors, including the reasonable performance of any associated commitments under this Agreement.

1.11  “Confidential Information” means, with respect to a Party (as the “Disclosing Party”), all non-public information of any kind whatsoever (including without limitation, data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property as defined herein), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, materials, samples, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which are disclosed by the Disclosing Party to another Party (as the “Receiving Party”) including any and all copies, replication or embodiments thereof.  Notwithstanding the foregoing, Confidential Information of a Disclosing Party shall not include information to the extent that the Receiving Party can establish by competent proof (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, (c) to have been received by the Receiving Party free of an obligation of confidentiality from a source rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, (d) to have been otherwise rightfully known by the Receiving Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, as substantiated by reasonable documentation in support thereof, or (e) to have been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party.  For the avoidance of doubt and without limiting the generality of the foregoing, “Confidential Information” of Sucampo shall include without limitation all non-public Intellectual Property and Technology that is related to or associated with the Product. Each Party agrees to keep the terms and conditions of this Agreement confidential.

1.12 “Direct Manufacturing Cost” means the direct out-ofpocket costs actually incurred by Sucampo or its Third Party contract manufacturer for the manufacturing, Labeling and Packaging of the Product, including API, excipients, Packaging and Labeling components, internal direct labor, and quality control and assurance testing that are a necessary part of manufacturing.

1.13 “Dollar” means the United States dollar.

1.14 “Effective Date” has the meaning given to such term in the introductory paragraph of this Agreement.

1.15  “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.16 “Force Majeure Event” has the meaning set forth in Section 13.13.

1.17 “Forecast Period” has the meaning set forth in Section 3.2.

1.18 “GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

1.19 “GDEA” has the meaning set forth in Section 9.1.5.

1.20 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, or (ii) a federal, state, province, county, city or other political subdivision thereof.

1.21 “Indemnitee” has the meaning set forth in Section 10.3.

1.22 “Indemnitor” has the meaning set forth in Section 10.3.

1.23 “Intellectual Property” means, without limitation, all of the following: (i) all patent rights and all rights, title and interests in and to all patent applications, continuation applications, continuation-in-part applications, divisional applications, and United States patents corresponding to any of the foregoing that may grant or may have been granted on any of the foregoing, including without limitation reissues, re-examinations and extensions, or the like; (ii) all copyrights and all rights, title and interests in and to all copyrightable works, copyright applications, registrations and renewals; (iii) all rights, title and interests in and to all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (iv) logos, trademarks, service marks, and all rights, title and interest in and to all applications and registrations relating thereto; (v) any other intellectual or proprietary rights anywhere in the world; (vi) any rights, title and interest in and to abbreviated new drug applications or other applications to market (including right of reference thereto); and (vii) any regulatory exclusivities, patent extensions, supplemental protection certificates or the like.

1.24 “Label,” “Labeled” or “Labeling” refers to such labels and other written, printed or graphic matter, (i) upon the Product or any container or wrapper utilized with the Product, or (ii) accompanying the Product, including without limitation, package inserts.

1.25 “Latent Defect” means a defect in any Product not conforming to Sucampo’s warranty for such Product as set forth in Section 5.1 such that (a) the non-conformance of such Product with the warranty set forth in Section 5.1 is not readily discoverable or not reasonably expected to be readily discoverable based on Par’s or Par’s designee’s normal, incoming-goods inspections and (b) such non-conformance was not caused directly or indirectly by any acts or omissions of Par, its Affiliates or any third parties for whom Par is responsible.

1.26 “License Agreement” has the meaning set forth in the fourth recital hereof.

1.27 “Losses” has the meaning set forth in Section 10.1.

1.28 “Lubiprostone” means the compound described in more detail in Exhibit A.

1.29 “Objection Notice” has the meaning set forth in Section 3.6.3.

1.30 “Order” means, with respect to commercial supply of Product hereunder, a written communication from Par to Sucampo of Par’s order of Product for a particular supply period, issued in accordance with Article 3.

1.31 “Packaged” or “Packaging” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

1.32 “Par Parties” has the meaning set forth in Section 10.2.

1.33 “Patent Defect” means a defect in any Product not conforming to Sucampo’s warranty for such Product as set forth in Section 5.1 such that (a) the non-conformance of such Product with the warranty set forth in Section 5.1 may be readily discovered or should be reasonably expected to be readily discoverable based on Par’s or Par’s designee’s normal, incoming-goods inspections and (b) such non-conformance was not caused directly or indirectly by any acts or omissions of Par, its Affiliates or any third parties for whom Par is responsible.

1.34 “Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

1.35 “Product” means a generically labeled (and not under the AMITIZA® trademark) version of Lubiprostone capsules, which is the subject of the Product NDA, including all dosage strengths and packaging configurations, and which is supplied by Sucampo to Par pursuant to this Agreement and subject to the terms of the License Agreement.

1.36 “Product Liability Litigation” has the meaning set forth in Section 10.4.

1.37 “Product NDA” means New Drug Application No. 021908, as may be amended or supplemented.

1.38 “Product Specifications” means the applicable specifications set forth in the Product NDA, including any statements of pharmaceutical manufacturing, filling, storage and quality control procedures, submission batch specifications, and Labeling and Packaging specifications.

1.39 “Product Supply Price” means, in Dollars, the Direct Manufacturing Cost for the supplied Product plus […***…] percent ([…***…]%) thereof or such other price as the Parties may subsequently agree in a writing signed by both Parties pursuant to Section 3.13 of the License Agreement.

1.40 “Quality Agreement” has the meaning set forth in Section 5.3.

1.41 “Recall” has the meaning set forth in Section 5.2.

1.42 “Regulatory Approval” means any and all approvals, licenses (including product and establishment licenses), registrations, or authorizations of any Governmental Authority necessary to develop, manufacture, commercialize, promote, distribute, transport, store, use, sell or market the Product, and all applicable product and/or establishment licenses, registrations, permits or other authorizations as may be necessary in connection with the Product and API, and which are necessary for the commercial manufacture, commercialization, use, storage, importation, transport, promotion, pricing, distribution or sale of such Product in the Territory.

1.43 “Rejection Notice” has the meaning set forth in Section 3.6.2.

1.44 “Responsible Party” has the meaning set forth in Section 5.2.

1.45 “SKU(s)” means Stock Keeping Unit(s) in different product formats used as the smallest unit of measure to identify manufacturing and distribution of the Product.

1.46 “Sucampo Parties” has the meaning set forth in Section 10.1.

*Confidential Treatment Requested

1.47  “Technology” means any and all proprietary information, ideas, concepts, compositions, formulas, techniques, procedures, practices, protocols, methods, samples, models, technology, work product, trade secrets, inventions, designs, discoveries, developments, drawings, notes, documents, descriptions, specifications, knowledge, know-how, skill, experience, test data and results (including without limitation pharmacological, toxicological and clinical test data and results), analytical and quality control data and other data, results or descriptions, other copyrightable subject matter and any other information or technology, in each of the foregoing cases, whether in written, electronic, graphic or any other form and whether patentable or not, including without limitation, the following confidential proprietary information to the extent related to the Product (including all embodiments thereof): manufacturing information, protocols and methods, Product formulations, Product and process specifications, processes, Product designs, plans, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data and research records.

1.48 “Territory” means the United States of America and its territories, districts and possessions, including the Commonwealth of Puerto Rico and any installation, territory, location or jurisdiction under the purview of the FDA or control of the United States government.

1.49  “Third Party” or “Third Parties” means any Person other than a Party or its Affiliates.

ARTICLE 2. COMMERCIAL MANUFACTURING & SUPPLY

2.1 Supply.  Sucampo shall, or shall cause its Third Party contract manufacturer to, commercially manufacture for, and Sucampo shall supply to, Par on a non-exclusive basis during the Term, with such amounts of Product in material compliance with the Product Specifications and in fully finished, Packaged and Labeled form, as Par may order pursuant to and in accordance with Article 3 below and accepted by Sucampo pursuant to Section 3.6.1 below, and Par shall purchase such amounts of Product pursuant to and in accordance with Article 3 below.  For the avoidance of doubt, nothing in this Agreement or otherwise as between Par and Sucampo shall restrict, limit or prevent Sucampo from manufacturing, supplying, marketing, or selling to or for others, Amitiza® (Lubiprostone capsules) or other Lubiprostone products under the Amitiza® trademark in the Territory, or generic versions thereof to any Person in or outside of the Territory.  For the avoidance of doubt, notwithstanding any other provision of this Agreement, the Authorized Generic Launch shall not occur earlier than […***…].

2.2 Raw Materials.  In connection with commercial supply of Product to Par hereunder, Sucampo or its Third Party contract manufacturer shall procure all raw materials, including API, necessary to produce commercial quantities of Product, including all Packaging and Labeling material, and shall process and test all such materials as required by the Product Specifications.

2.3 Labeling and Packaging.  Par shall provide to Sucampo all applicable information for the Labeling and Packaging, including applicable artwork.  The information shall be in accordance and in compliance with the Product Specifications for the Labeling and

*Confidential Treatment Requested

Packaging, any applicable Regulatory Approval and Applicable Law.

2.4 Product Specifications.  Sucampo shall not make any change to the Product Specifications that would adversely affect the Product, or the Packaging or Labeling for the Product, without first obtaining Par’s written consent prior to any such change, which consent shall not be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, Par’s consent will not be required if such changes are necessary to comply with any Applicable Law, Regulatory Approval or the requirements, orders, regulations or other instructions of any applicable Governmental Authority, in which case Sucampo shall [use Commercially Reasonable Efforts to] provide Par with as much prior written notice of such change as practicable.

ARTICLE 3. COMMERCIAL LOGISTICS

3.1 General.

3.1.1 Except as otherwise expressly provided for in this Agreement, Par’s commercial purchases of Product shall be made pursuant to Orders issued pursuant to Sections 3.3 and 3.4 below that will specify for each month of the applicable period covered by the Order the quantity (by SKU, Packaging and size of Product), delivery dates and the delivery locations, each in accordance with this Section 3.1.

3.1.2 All purchases of the Product shall be pursuant to written Orders consistent with Section 3.4 and the earliest delivery date in any given Order shall not be less than ninety (90) days following the date such Order is received by Sucampo.  Each Order will be consistent in all respects with the Firm Order Period (defined in Section 3.2 below) of the most recent rolling forecast plus or minus the Permitted Variance (as defined Section 3.2 below).

3.1.3 The Parties shall cooperate in good faith to prepare for the Authorized Generic Launch, including making any adjustments to Orders, forecasts and associated delivery dates, as and to the extent requested by Par and agreed upon by Sucampo in writing in its sole discretion in accordance with the following procedure:

(a) In the event that Par wishes to adjust any Orders, forecast or associated delivery dates, it shall promptly submit a written request with respect to the same to Sucampo, including without limitation a detailed reason for such change.

(b) Each change will be considered by Sucampo on a case-by-case basis in its sole discretion, including after taking into account Sucampo’s timing requirements and reasonable manufacturing lead times.  In addition to and without limiting the generality of the foregoing, in no event will Sucampo be obligated to: (i) deliver the Products in less than ninety (90) days; (ii) accept any quantities ordered in any particular month in excess of the amount forecasted for such month plus the Permitted Variance as expressly set forth in Section 3.2 below; and/or (iii) accept any quantities ordered in any particular month that are less than the amounts forecasted for the Firm Order Period of the rolling forecast less the Permitted Variance as expressly set forth in Section 3.2 below.

(c) In the event that Sucampo agrees in writing and in its sole discretion to a change, Par shall be responsible for all costs and expenses incurred by Sucampo but only to the extent necessary to implement such change, including any costs for expediting shipping to meet an earlier delivery date and any cancellation fees associated with cancelling all or any portion of an Order after Sucampo has commenced actual manufacturing of the Product.  For the avoidance of doubt, Sucampo shall not be obligated to proceed with any requested change unless and until it agrees to such change in writing and in its sole discretion, Par has agreed to pay all costs and expenses in connection with implementing such change (after having received an accurate estimate thereof, including any documentation in reasonable support thereof) and the Parties have documented agreement to such change pursuant to a written change order.  All executed change orders will be subject to the terms and conditions of this Agreement.

The Parties shall communicate with one another, on an ongoing basis, developments that may reasonably affect the timing of the Authorized Generic Launch.

3.1.4 Any terms and conditions of an invoice, Order, acknowledgement or similar document provided by Sucampo or Par to another Party for the Product that are inconsistent with the terms of this Agreement shall be null and void.

3.2 Rolling Forecasts.  Beginning no less than […***…] ([…***…]) days before the scheduled Authorized Generic Launch of the Product and within […***…] ([…***…]) business days prior to the last day of each Calendar Quarter thereafter during the Term, Par shall deliver to Sucampo a written rolling […***…] ([…***…]) month forecast (or, if shorter, a forecast for the remainder of the Term) of its anticipated requirements for the Product for the […***…] ([…***…]) month period beginning on the first day of the following month or, in the case of each forecast prior to an Authorized Generic Launch, the […***…] ([…***…]) months following such Authorized Generic Launch (the “Forecast Period”). The Product supply requirements specified for the first […***…] ([…***…]) months of the Forecast Period of any rolling forecast provided to Sucampo (such three months, the “Firm Order Period”) shall be a firm order from Par for such quantity of Product and Par will be obligated to submit an Order for, and purchase and take delivery of such quantity of Product.  If Par does not timely submit an Order for the Product supply requirements for any Firm Order Period pursuant to the terms of this Agreement, the most recent forecast covering such Firm Order Period shall be deemed to be, and shall be, an Order for such amount. All months of the Forecast Period of any rolling forecast provided to Sucampo, other than the Firm Order Period therein, will set forth Par’s good faith estimate of its Product supply requirements, and the Product supply requirements for months […***…] ([…***…]) through […***…] ([…***…]) of each Forecast Period will not be binding. The rolling forecast  for months […***…] ([…***…]) through […***…] ([…***…]) of each Forecast Period shall not

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increase or decrease in the following forecast in the aggregate by more than […***…] percent ([…***…]%) on a month-to-month basis or more than […***…] percent […***…]% on a year-to-year basis (“Permitted Variance”); provided that any increases or decreases greater than […***…] percent ([…***…]%) or […***…]%, as applicable may, in each case, be accepted by Sucampo on a case-by-case basis in its sole discretion.  For example, a rolling forecast delivered […***…] ([…***…]) business days prior to […***…] would be for Par’s Product supply requirements for […***…] through […***…], and the Product supply requirements specified for the Firm Order Period of such forecast (i.e. […***…] to […***…]) shall be binding.  Par shall use Commercially Reasonable Efforts to ensure that the Product supply requirements for months […***…] ([…***…]) through […***…] ([…***…]) of the Forecast Period under each of its forecasts are accurate.  Each forecast shall also specify, for each month of the Forecast Period and consistent with the quantity limitations set forth in this Section 3.3, Par’s anticipated delivery requirements for such month, including the quantity (by SKU, Packaging and size of Product), the corresponding delivery date, and the delivery location.  For purposes of clarity, for each forecast delivered before the Authorized Generic Launch, it is anticipated that the only amounts expected to be forecast for delivery before Authorized Generic Launch shall be the initial order (or the expected initial order) to be made pursuant to Section 3.3.

3.3 Initial Order.  Par shall place an Order for the first month to be used for the Authorized Generic Launch, including the quantity (by SKU, Packaging and size of Product), contemporaneously with an initial forecast provided under Section 3.2 approximately one-hundred twenty (120) days before the scheduled Authorized Generic Launch of the Product.

3.4 Future Orders.  On or about the first business day of each month, Par shall submit to Sucampo an Order that (a) specifies those quantities that Par is obligated to purchase for that month pursuant to the Rolling Forecast, subject to the Permitted Variances as set forth in Section 3.2 above, (b) identifies the ordered Product by SKU, Packaging and size of Product, and (c) specifies the delivery date(s) and delivery location(s) for Product, in each case consistent with terms and conditions of this Agreement and, subject to the Permitted Variances, the applicable quantities in the Firm Order Period.  The Product supply requirements for the Firm Order Period of any Forecast Period shall not exceed one hundred percent (100%) of the aggregate amounts set forth in the most recent previous forecast for the same six (6) calendar months; provided, however, that notwithstanding the foregoing, (i) Sucampo shall have no firm obligation to supply any amounts in any particular month in excess of the amount forecasted for such month in any Firm Order Period plus the Permitted Variance but shall use Commercially Reasonable Efforts to supply such additional amounts above such Permitted Variance, and (ii) Sucampo shall use Commercially Reasonable Efforts to notify Par within fifteen (15) business days of receipt of any Order where the total quantity of Product ordered for a particular month exceeds the amounts forecasted plus the Permitted Variance, whether and/or to what extent it accepts and is able to deliver such additional amounts to Par.

3.5 Shipment and Delivery.  Sucampo shall deliver all amounts ordered by Par pursuant to Orders in conformance with the forecast provisions set forth in Sections 3.2 and 3.4 and other terms and conditions  of this Agreement  to Par within fifteen (15) days of the delivery date specified in the applicable Order.  Sucampo shall notify Par if Sucampo believes that it will not be able to deliver the ordered amounts in accordance with the terms set forth in Sections 3.1 and 3.2, and the Parties will thereafter confer in good faith to resolve any delivery issues.  Delivery of Product shall be FCA (Incoterms 2012) Sucampo or its contractor’s facility.  The quantity of Product actually delivered with respect to each accepted Order shall not exceed a range of minus two percent (2%) up to plus five percent (5%) of the quantity of the Product specified in the Order, unless otherwise agreed to in writing by Par.  Delivery documents shall include the applicable Order, quantity, copy of the Certificate of Analysis, Certificate of Product Conformance, items codes and description, lot number, expiry date of Products, number of shippers, weight, and number of pallets.  Title and risk of loss shall pass to Par at the time the goods are delivered to Par or its designee at Sucampo or its contractor’s facility, and Par shall assume all responsibility for all costs associated with the goods upon such delivery.

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3.6 Acceptance and Rejection of Product.

3.6.1 Sucampo shall have fifteen (15) business days from receipt of an Order from Par to reject or propose to modify an Order.  Sucampo may only reject an Order that (a) lists products that are not covered by this Agreement, or (b) that is in excess of, or less than, the amount forecasted for a particular month in any Firm Order Period plus or minus the Permitted Variance permitted by Sections 3.1.2 and 3.2.

3.6.2 Par may reject any shipment, or portion of a shipment, of Product as defective if the applicable Product contains a Patent Defect or Latent Defect.  Par shall deliver written notice of any such rejection (a “Rejection Notice”) to Sucampo (i) in the case of Patent Defects that are readily apparent upon Par’s or Par’s designee’s incoming-goods inspections promptly and in any event within thirty (30) days after actual receipt of the Product by Par or Par’s designee, and (ii) in the case of Latent defects, promptly and in any event within thirty (30) days after the date that Par discovers such Latent Defect; provided however that in no event shall Par be entitled to deliver a Rejection Notice in respect of a Latent Defect in respect of any Product more than one hundred twenty (120) days following delivery of such Product to Par or Par’s designee in accordance with Section 3.5  Any such Rejection Notice shall state in reasonable detail the reason why Par believes such Product contains a Patent Defect or Latent Defect and shall include a sample of the Product being rejected and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of Par on the Product being rejected.

3.6.3 Par’s test results or basis for rejection shall be conclusive, unless Sucampo notifies Par in writing, within thirty (30) days of receipt by Sucampo of the Rejection Notice that Sucampo disagrees with such test results or basis for rejection (an “Objection Notice”). If Sucampo and Par fail, within ten (10) business days after delivery of the Objection Notice to Par, to agree as to whether the Product identified in the Rejection Notice is defective, representative samples of the batch of Product in question shall be submitted to a mutually acceptable qualified and reputable independent laboratory or consultant for analysis or review and a determination shall be made by such independent laboratory or consultant within thirty (30) days of such submission unless otherwise agreed by both Parties in writing.  The results of such evaluation shall be binding upon the Parties. The Parties shall share equally the out-of-pocket cost of such evaluation, except that (a) if such independent laboratory or consultant determines that the Product shipment in question did not contain a Patent Defect or a Latent Defect, Par will: (i) be responsible for and pay any out-of-pocket costs and expenses of: (x) shipping the Product samples to Sucampo and shipping the Product to and from the independent laboratory or consultant and (y) any such analysis or review and (ii) promptly reimburse Sucampo for any out-of-pocket amounts previously paid for shipping or to the independent laboratory or consultant in connection with that determination and (b) if such independent laboratory or consultant confirms that such Product shipment did contain a Patent Defect or a Latent Defect, Sucampo will: (i) be responsible for and pay the out-of-pocket costs and expenses of: (x) Par’s shipping the Product Samples to Sucampo and shipping the Product to and from the independent laboratory and consultant and (y) any analysis and review of such independent laboratory or consultant and (ii) promptly reimburse Par for any out-of-pocket amounts previously paid for shipping or to the independent laboratory or consultant in connection with that determination.

3.6.4 If any shipment of Product is rejected by Par in accordance with Section 3.6.2, Par’s duty to pay any and all amounts payable to Sucampo in respect of such shipment shall be suspended, unless and until there is a determination by the independent laboratory or consultant in support of Sucampo’s Objection Notice in accordance with Section 3.6.3.  If only a portion of a shipment is rejected, Par’s duty to pay shall be suspended only as to the rejected portion thereof.

3.6.5 If Sucampo or the independent laboratory or consultant confirms that a shipment or partial shipment of a Product contained a Patent Defect or a Latent Defect pursuant to the provisions of this Section 3.6, Par shall return to Sucampo, at Sucampo’s request and expense (or, at the election and expense of Sucampo, destroy and provide evidence of such destruction to Sucampo), any such available rejected Product.  Sucampo will bear all of Par’s reasonable direct and documented out-of-pocket expenses of such return or destruction.  In the event that the Product contained a Patent Defect or Latent Defect, Sucampo shall also (i) credit the original invoice or, upon any expiration or termination of this Agreement, refund Par in respect of the amounts actually paid and received by Sucampo for such defective Product, and (ii) adjust the invoice to Par to reflect the amount of the Product that was not rejected, payment of which is due in accordance with the terms of this Agreement. The remedies available to Par under Section 3.6.3 and this 3.6.5 (and any deductions permitted in connection with any royalties payable under the License Agreement) shall be Par’s sole and exclusive remedy, and Sucampo’s sole liability, under this Agreement in respect of any Patent Defect or Latent Defect of the Product.

3.6.6 During the pendency of any rejection discussions, upon Par’s request, Sucampo shall use Commercially Reasonable Efforts to promptly, but in no event sooner than ninety (90) days from the date of the Rejection Notice and subject to the Permitted Variance set forth in Section 3.2 above, supply Par with additional Product in an amount equal to the quantity of Product that is the subject of the rejection discussions.

3.7 Continuity of Supply.  In the event there is a short supply of the Product, including if Sucampo’s Third Party contract manufacturer is unable to supply the Product, Sucampo shall use Commercially Reasonable Efforts to allocate available Product to Par in each month that such short supply exists (and in each month thereafter during the period of any short supply) in an amount of the Product equal to the factor obtained by multiplying (a) the amount of available Product for that month by (b) a fraction, the numerator of which is (i) the aggregate of firm Orders made by Par over the subsequent twelve (12) month period (or such shorter period if Par has purchased Product for less than twelve (12) months) and the denominator of which is (ii)

the sum of (x) the aggregate quantity of firm Orders made by Par over the subsequent twelve (12) month period (or such shorter period) and (y) the aggregate quantity of any product comprising the API (whether as a sole active ingredient or in combination with one or more other active ingredients) over the same twelve (12) month period (or such shorter period) required by other of Sucampo’s internal and external customers over the same twelve (12) month period (or such shorter period); provided, however, that any failure of Sucampo to supply Par during the period of any supply constraint shall not be, and shall not be deemed to be, a breach of this Agreement.

ARTICLE 4. COMMERCIAL FINANCIAL PROVISIONS

4.1 Product Supply Price.  Sucampo shall provide to Par an invoice for the Product Supply Price for such units of Product supplied hereunder upon delivery thereof in accordance with Section 3.5.  Par shall pay such invoiced amounts within forty-five (45) days after the date that Sucampo delivers such invoice.

4.2 Direct Manufacturing Costs and Product Supply Price.  The Parties shall confer every year on the anniversary of the Authorized Generic Launch to review and discuss the Product Supply Price in light of changes in material, direct costs and competitive market conditions; provided, however, that (a) in the event the Parties do not agree to any adjustments in the Product Supply Price, […***…] and (b) notwithstanding the foregoing, Sucampo shall have the right, in its sole discretion, to adjust its Direct Manufacturing Costs to the extent affected by (i) changes in material costs, including, but not limited to, API, excipients and other raw materials, Packaging and Labeling materials; and (ii) other substantial changes in manufacturing and testing costs, each of which types of changes (clause (i) and/or (ii)) is substantiated through written records provided to Par prior to reflecting such changes in the Product Supply Price.

4.3 Taxes.  Par shall be solely responsible for, and shall pay, all taxes (including but not limited to sales, use, value-added and withholding taxes), customs and excise duties, and import or export tariffs with respect to the sale, disposition, importation or use of the Product (including with respect to the delivery of Product to Par hereunder and the sale by Par of such Products to third parties).  All amounts payable hereunder by Par to Sucampo shall be paid without deduction or withholding for or on account of any present or future tax, levy, impost, fee, assessment, deduction or charge by any taxing authority, unless otherwise required by Applicable Law.  If Par is required by Applicable Law to deduct or withhold any taxes, levies, imposts, fees, assessments, deductions or charges from or in respect of any amount payable hereunder to Sucampo, (a) Par shall pay the relevant taxation authority the minimum amount necessary to comply with the Applicable Law, and (b) Par shall make such payment prior to the date on which interest or penalty is attached thereto.

4.4 Sucampo Records and Audit.  Sucampo, and its Affiliates, shall keep and maintain or cause to be maintained books and records pertaining to the Product Supply Price and the calculation of Direct Manufacturing Costs for the period of time required by Applicable Laws, or if there is no period of time specified by such Applicable Laws, for three (3) years following the respective dates of records. Such books and records shall be maintained in accordance with GAAP and with all records and details reasonably necessary to enable Par to

*Confidential Treatment Requested

verify the foregoing.  All factors included in the determination of the Product Supply Price shall be specific to the Product, fully documented, and available for independent audit purposes.  Par shall have the right once per calendar year, at its own expense, during the Term and for a period of six (6) months thereafter, to have an independent public accountant, acceptable to Sucampo acting reasonably, audit the relevant financial books and records of account of Sucampo only pertaining to the provision of this Agreement during normal business hours, upon reasonable advance notice, solely to determine or verify the Product Supply Price; provided that in no event will Par or the independent public accountant be entitled to review or have access to any information subject to a confidentiality obligation by Sucampo to a Third Party (including any confidential documentation or pricing related to the third party contract manufacturer).  All results of such review and audit shall be the Confidential Information of Sucampo.  If errors or discrepancies in the Product Supply Price are found, any deficiency shall be paid immediately, and if errors or discrepancies exceeding the greater of […***…] percent ([…***…]%) of the total amount payable under the applicable Order and […***…] Dollars ($[…***…]) for the period audited in Par’s favor are discovered as a result of such audit, Sucampo shall reimburse Par for the reasonable out-of-pocket expense of such audit.

ARTICLE 5. OTHER AGREEMENTS

5.1 Product Warranties.  Sucampo hereby represents, warrants, covenants and agrees that:

5.1.1 all Product that is delivered to Par by Sucampo hereunder, as and in the form delivered to Par, but excluding ay Labelling or Packaging texts or other Labelling or Packaging information specified or provided by or for Par for the Product, shall: (a) materially comply with the Product Specifications, and (b) materially conform with the information shown on the Certificate of Analysis and Certificate of Product Conformance provided with any particular shipment of Product;

5.1.2 no Product that is delivered to Par by Sucampo hereunder, as and in the form delivered to Par, shall be adulterated or misbranded within the meaning of Applicable Law, as amended and in effect at the time of shipment; provided, however, that this paragraph shall not apply to, and Sucampo shall have no responsibility for, misbranding caused by Par as a result of Labelling or Packaging texts or other Labelling or Packaging information specified or provided by or for Par for the Product; and Sucampo shall have no responsibility for issues of regulatory and legal compliance that are the responsibility of Par, including but not limited to ensuring that the Product is stored and distributed in the Territory in a manner that does not result in its becoming adulterated, misbranded, or otherwise in violation of Applicable Laws; and

5.1.3 at the time of delivery to Par, the Product shall have a minimum shelf life of at least either […***…] percent ([…***…]%) of its original shelf life at the time of delivery to Par.

5.2 Recall.

5.2.1 In the event that any Party believes reasonably and in good faith that it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or

*Confidential Treatment Requested

other similar action with respect to the Product (a “Recall”), such Party shall promptly notify the other and Sucampo and Par shall promptly consult with each other as to how best to proceed, it being understood and agreed that no Party shall be prohibited hereunder from taking any action that it is required to take by Applicable Law.  In addition to and not in lieu or limitation of the foregoing, in the event that Sucampo and Par are unable to agree whether or not to voluntarily implement a Recall of the Product in the Territory, notwithstanding anything herein to the contrary, Sucampo shall make the final determination.

5.2.2 In the event of any Recall of the Product in the Territory, each Party shall provide, and cause its Affiliates to provide, any and all information, assistance and support required by Applicable Law in the Territory, or reasonably requested by the other Party; provided that for clarification, Par shall be responsible for initiating such Recall after the final determination is made that a Recall should be implemented in accordance with Section 5.2.1 above.

5.2.3 The cost of any Recall of Product manufactured under this Agreement, including expenses and other costs or obligations of third parties, the cost and expense of notifying customers, the costs and expenses associated with the Recall of the Product in the Territory and the cost and expenses of destroying the Product recalled from such Territory, if necessary, shall be borne solely by Par except to the extent that the Recall was caused by (a) Sucampo’s failure to comply with the warranties in Section 5.1 to the extent that the defect that resulted in the Recall existed prior to delivery to Par, or (b) Sucampo’s sole determination to implement a voluntary Recall after the Parties are unable to agree on a Recall and it is later determined that the Recall was unnecessary, or (c) in the event that a Recall is required by any Governmental Authority, in which case Sucampo shall be responsible for any direct, documented out-of-pocket costs and expenses for such Recall to the extent that such Recall was conducted pursuant to clause (a), (b) or (c) of this Section 5.2.3.  To the extent that one Party incurs out-of-pocket expenses in connection with a Recall that is required to be at the sole expense of the other Party under this Section 5.2 (the “Responsible Party”), the Responsible Party shall pay that Party’s documented reasonable out-of-pocket expenses within thirty (30) days of receiving an invoice therefor.

5.3 Quality Agreement.  Within ninety (90) days from the Effective Date, the Parties shall enter into an agreement that details the quality assurance obligations of each Party (the “Quality Agreement”).  Notwithstanding the foregoing, the Quality Agreement, nor the absence of a Quality Agreement, shall affect the rights and obligations of the Parties in this Agreement, and this Agreement shall govern in the event of any inconsistencies between the Quality Agreement and this Agreement (unless expressly provided otherwise in the Quality Agreement).  The Parties shall amend the Quality Agreement from time to time as the Parties deem necessary.  If the Parties enter into a Quality Agreement, all Product supplied to Par shall be supplied in accordance with the Quality Agreement (as well as this Agreement).

ARTICLE 6. AUDITS AND INSPECTION RIGHTS

6.1 Inspections by Governmental Authorities.  During the Term, each Party shall promptly notify the other Party in writing of (i) any Governmental Authority visits to facilities that manufacture, store, transport or handle the Product, or (ii) written inquiries about any procedures for the manufacture, storage, transportation, or handling of the Product , in either case of which it becomes aware.  The Party subject to the visits or inquiries shall furnish written notice thereof and a summary of the interaction with such Governmental Authority to the other Party within a reasonable time period after receipt of any report or correspondence issued by or provided to the Governmental Authority in connection with such visit or inquiry.  Each Party shall, if applicable, permit the relevant Governmental Authorities to inspect their facilities and records in connection with the activities contemplated by this Agreement.

6.2 Inspections by Par.  Sucampo shall us Commercially Reasonable Efforts to cause Par to be permitted, to inspect the applicable manufacturing facility for the Product for regulatory or quality control purposes only at reasonable times during normal business hours, provided that Par gives Sucampo as much advance written notice as possible and, in any event, not less than thirty (30) days’ prior written notice and the inspection by Par shall be within the scope of inspection that is allowed under Applicable Law.  During any such inspection, and subject to all Applicable Laws, Sucampo shall permit, or cause to be permitted, Par or its authorized representatives to (i) inspect the manufacturing facilities, (ii) inspect the quality control procedures and/or (iii) review any records and reports pertinent to the manufacture, disposition or transport of the Product, as may be necessary to evidence material compliance with all applicable regulations in connection with activities associated with the Product, including without limitation, material compliance with cGMP; provided that in no event will Par be entitled to review or have access to any information subject to a confidentiality obligation to a third party.  All results of such inspection shall, as and between the Parties, be the Confidential Information of Sucampo.

ARTICLE 7. INTELLECTUAL PROPERTY AND TECHNOLOGY

7.1 General Ownership.  Sucampo shall retain sole ownership of any and all Intellectual Property and Technology developed or conceived by or for Sucampo, whether solely and independently or jointly with others, that is related to or associated with the Product, including any and all improvements or modifications to any of the foregoing.

7.2 Cooperation.   Each Party shall promptly notify the other Party of any potential infringement of Intellectual Property rights of a Third Party by the making, using or selling of the Product in the Territory, as it may become aware of such potential infringement, and to cooperate in addressing such potential infringement issues upon the reasonable request of the other Party.  Each Party shall also promptly notify the other of any potential infringement of Third Party’s Intellectual Property rights related to or associated with the Product, including any notice, suit, or threatened suit, by a Third Party as it may become aware of such infringement, and to cooperate in addressing such infringement issues upon the reasonable request of the other Party.  In the event of any such infringement, Sucampo and its Affiliates and licensees of “AMITIZA® Products” shall have the right and option to initiate or defend legal proceedings, through counsel of its choosing, or take other reasonable steps in good faith regarding such infringement and, to the extent reasonably practicable and subject to Applicable Law, in reasonable consultation with Par. To the extent reasonably practical and subject to Applicable Law, Sucampo shall use Commercially Reasonable Efforts to inform and reasonably consult with Par in advance of any due dates; provided, however, Sucampo and its Affiliates shall make the final decision as to the enforcement or defense strategy.

ARTICLE 8. CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1 Confidential Information.

8.1.1 No Receiving Party shall disclose to any Third Party (other than its outside counsel and applicable Affiliates or, in the case of Sucampo, its applicable Third Party contractor, in each of the foregoing cases, who have a need to know and who are bound by written obligations of confidentiality and non-use at least as protective of the Confidential Information of the Disclosing Party as those contained herein) any Confidential Information of any Disclosing Party received hereunder or use any such Confidential Information for its own benefit or otherwise, except as necessary to fulfil its obligations hereunder, without the written consent of the Disclosing Party.  Each Receiving Party shall protect Confidential Information received from a Disclosing Party with at least the same degree of care that it uses to protect its own proprietary and confidential information, but no less than reasonable care under the circumstances.

8.1.2 Without limitation to Section 8.1.1, each Receiving Party shall bind all persons having access through it to any Confidential Information of the Disclosing Party to written obligations of confidentiality and non-use at least as protective of the Confidential Information of the Disclosing Party as those contained herein.  Each Receiving Party will be responsible for the acts and omissions of any officer or employee of such Receiving Party, Affiliate of such Receiving Party or other third party receiving the Confidential Information from such Receiving Party with respect to such confidentiality and non-use obligations.

8.1.3 Each Receiving Party, at the request of the Disclosing Party, shall return or destroy all Confidential Information of the Disclosing Party disclosed to it hereunder, in whatever form contained, including all notes or memoranda made by its employees, agents, or representatives obtained or derived from any such Confidential Information, except that one copy of the Confidential Information may be retained by each Receiving Party’s general counsel to maintain a record of the same solely to the extent required to comply with any Applicable Laws pertaining to its activities under this Agreement; provided that such copy shall continue to be subject to the confidentiality and non-use obligations set forth in this Article 8.

8.2 Required Disclosures.  Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that any Party, as the Receiving Party of Confidential Information from the Disclosing Party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the Disclosing Party (i) in order to comply with its obligations under law, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934, and the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a Governmental Authority, (ii) to respond to an inquiry of a Governmental Authority, or (iii) in connection with a judicial, administrative or arbitration proceeding.  In any such event the Receiving Party making such disclosure shall (A) provide the Disclosing Party with as much advance notice as reasonably practicable of the required disclosure, (B) cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit any disclosure to the specific purpose at issue.

8.3 Press Release.  Each Party shall have the right to issue press releases related to this Agreement, provided that the issuing Party provides the other Parties with a written draft of the proposed press release not less than three (3) business days prior to the issuance and considers in good faith and incorporates, to the extent reasonable, any revisions requested and comments made by the non-issuing Parties; provided, however, that nothing herein shall interfere with a Party’s disclosure obligations under applicable laws, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934, and the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a Governmental Authority.  Nothing herein shall limit a Party’s ability to make comments on a press release or announcement that are consistent with such press release or announcement.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

9.1 Par Representations.  Par hereby represents, warrants and covenants that:

9.1.1 Par is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

9.1.2 Par has the corporate power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder and to execute this Agreement on behalf of itself and its Affiliates and to so bind itself and its Affiliates to the terms and conditions of this Agreement;

9.1.3 Par has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Par and its Affiliates and constitutes a legal, valid, binding obligation, enforceable against Par and its Affiliates in accordance with its terms;

9.1.4 Par is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which would reasonably be expected to affect adversely its ability to perform hereunder; and

9.1.5 Par is not prohibited by any Applicable Law from selling the Product or other pharmaceutical products within the Territory, and Par and Par’s employees have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 306(a) or (b) of the Generic Drug Enforcement Act (the “GDEA”) or (iii) threatened to be debarred or (iv) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 306(a) or (b) of the GDEA; and Par shall promptly notify Sucampo upon learning of any such debarment, conviction, threat or indictment and shall take all appropriate action.

9.2 Sucampo Representations.  Sucampo hereby represents, warrants and covenants that:

9.2.1 Sucampo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

9.2.2 Sucampo has the corporate power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder;

9.2.3 Sucampo has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Sucampo and constitutes a legal, valid, binding obligation, enforceable against Sucampo in accordance with its terms;

9.2.4 Sucampo is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which would reasonably be expected to affect adversely its ability to perform hereunder; and

9.2.5 Sucampo is not prohibited by any Applicable Law from selling the Product or other pharmaceutical products within the Territory, and Sucampo and Sucampo’s employees have never been (i) debarred or (ii) convicted of a crime for which a person can be debarred, under Section 306(a) or (b) of the GDEA or (iii) threatened to be debarred or (iv) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 306(a) or (b) of the GDEA; and Sucampo shall promptly notify Par upon learning of any such debarment, conviction, threat or indictment and shall take all appropriate action.

9.3 Warranty Disclaimer.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE LICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9.4 Limited Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 10, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, (I) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, LOST PROFITS OR LOST REVENUES, OR COST AND EXPENSE OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY AND (II) EACH PARTY’S MAXIMUM AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID AND PAYABLE OR DUE UNDER OR IN CONNECTION WITH THIS AGREEMENT IN THE TWELVE (12) MONTHS PRIOR TO THE INCIDENT GIVING RISE TO SUCH LIABILITY AND RELATED CAUSE OF ACTION.

ARTICLE 10. INDEMNIFICATION

10.1 Par Indemnification.  Par shall at all times during the Term and thereafter indemnify, defend and hold Sucampo, and its Affiliates and its licensees of “AMITIZA® Products” as defined in the License Agreement and its Third Party contract manufacturer of the Product and their respective officers, directors, employees and agents, and the successors and permitted assigns of the foregoing (collectively, “Sucampo Parties”), harmless from and against all expenses, damages, costs and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, as a result of a Third Party claim, Third Party suit, or Third Party cause of action (collectively, “Losses”) to the extent resulting from or arising out of (i) a material breach by Par of any representation, warranty, covenant, obligation or agreement of Par under this Agreement, (ii) a failure of Par, or its Affiliates, to comply with all Applicable Laws during the Term, (iii) the negligence or willful misconduct of Par, or (iv) the administration, use, Labeling, Packaging, sale, marketing, promotion, advertising, storage, handling, distribution and commercialization of the Product by Par, except, in each case (clause (i), (ii), (iii) or (iv)), for those Losses for which Sucampo has an obligation to indemnify the Par Parties pursuant to Section 10.2, as to which Losses Sucampo shall indemnify the Par Parties to the extent of its respective liabilities for such Losses.

10.2 Sucampo Indemnification.  Sucampo shall at all times during the Term and thereafter indemnify, defend and hold Par and its officers, directors, employees and agents, and the successors and permitted assigns of the foregoing (collectively, “Par Parties”), harmless from and against any and all Losses to the extent resulting from or arising out of (i) a material breach by Sucampo of any representation, warranty, covenant, obligation or agreement of Sucampo under this Agreement, (ii) a failure of Sucampo, or its Affiliates, to comply with all Applicable Laws during the Term, or (iii) Product that does not meet the Product Specifications or (iv) the negligence or willful misconduct of Sucampo, except, in each case (clause (i), (ii), (iii) or (iv)), for those Losses for which Par has an obligation to indemnify the Sucampo Parties pursuant to Section 10.1, as to which Losses Par shall indemnify the Sucampo Parties to the extent of its respective liabilities for such Losses.

10.3 Notice and Procedures.  If a Par Party or Sucampo Parties (the “Indemnitee”) intend to claim indemnification under this Article 10, it shall promptly notify the other Party (the “Indemnitor”) in writing of any such Losses.  In the event that the Indemnitor does not assume and pursue in a timely and diligent manner the defense of any Third Party claim (but in no event later than thirty (30) days, or such shorter period as required under Applicable Laws), then the Indemnitor shall be deemed to have ceded control of such claim and the Indemnitee shall be entitled to appoint counsel of its own choice for such defense, at the cost and expense of the Indemnitor.  In the event that the Indemnitor assumes such defense, the Indemnitor shall have the right to control the defense of such claim with counsel of its choice; and provided further that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding.  The Indemnitee, and its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Losses covered by this Article 10.  The obligations of this Section 10.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the written consent of the Indemnitor (unless the Indemnitor is deemed to have ceded control of the applicable third Party claim under this Section 10.3).  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such claim, demand or action shall not relieve the Indemnitor of any obligation to the Indemnitee under this Section 10.3, unless and to the extent that the Indemnitor is materially prejudiced by such delay.  Indemnitor shall not settle any claim without the prior written approval of the Indemnitee.  No Persons other than Par or Sucampo may claim indemnity hereunder.

10.4 Other Product Liability Claims.  To the extent that any Third Party asserts a claim or institutes a lawsuit based on a product liability claim with respect to the Product for which no Party has an indemnity obligation under Section 10.1 or 10.2 and subject to Section 10.3.2 below, Par shall have sole responsibility and control in addressing, defending, managing and conducting such claims or lawsuits, any related litigation and any settlement or settlement negotiations thereof (collectively, “Product Liability Litigation”), using counsel of their choice; provided, however, that (a) Par shall not settle any Product Liability Litigation without Sucampo’s prior written consent, which consent shall not be unreasonably withheld or delayed and (b) if Sucampo is a named party in any Product Liability Litigation, Sucampo shall have sole responsibility and control in addressing, defending, managing and conducting such Product Liability Litigation using counsel of its choice.  Each Party shall keep the other Party informed about all product liability claims and the controlling Party’s plans to mitigate such claims.

10.4.1 At Sucampo’s request, the Parties shall enter into a Joint Defense Agreement, including a waiver with such legal counsel (signed by Par) reflecting Sucampo’s responsibility and right to control such Product Liability Litigation; provided that Sucampo shall not settle any such Product Liability Litigation without Par’s prior written consent, which consent shall not be unreasonably withheld or delayed.

10.4.2 Each Party shall be solely liable for any settlement amounts that it agrees to pay or any damages that it is ordered to pay in order to resolve any Product Liability Litigation.

10.5 Exclusive Remedy.  The rights of the Par Parties and the Sucampo Parties under this Article 10 shall be the sole and exclusive remedy of the Par Parties and the Sucampo Parties, as the case may be, with respect to matters covered hereunder.

ARTICLE 11. TERM AND TERMINATION

11.1 Term.  Unless earlier terminated pursuant to the terms hereof, the term of this Agreement (the “Term”) shall continue from the Effective Date until the date that is seven (7) years following the Authorized Generic Launch.  The Term of this Agreement may be renewed upon mutual written agreement on an annual basis thereafter.  If it is not so renewed, it shall be deemed to have been expired without fault at the end of the applicable term, and the termination provisions relating thereto shall apply.

11.2 Termination for Breach.  Any Party may terminate this Agreement, or suspend performance under this Agreement upon written notice to the other Parties at any time during the Term, if another Party is in material breach of the terms and provisions of this Agreement and such other Party has not cured such material breach within thirty (30) days after notice requesting cure of the breach; provided, however, that if such breach is not capable of cure within thirty (30) days, but is capable of cure, and the breaching Party has promptly commenced during such thirty (30) day period, and is and continues diligently pursuing in good faith the remedy of any such breach, then such cure period shall be extended for such period as may be reasonably required to effectuate such cure; provided further, however, that if such breach is not capable of cure, a non-breaching Party may terminate this Agreement, or suspend performance under this Agreement immediately by delivery of written notice thereof to such breaching Party.

11.3 Termination Costs.  In the event of termination by Sucampo under Section 11.2, Par shall pay the following cancellation charges:

11.3.1 for Product ordered by Par that has already been completely manufactured by Sucampo, one hundred percent (100%) of the Product Supply Price of the Product being cancelled and Par shall take delivery of all such Product in accordance with Section 3.5; and

11.3.2 for Product ordered by Par that has been cancelled prior to complete manufacture, (i) the cost of nonreusable raw materials on order which cannot be cancelled, despite Sucampo’s Commercially Reasonable Efforts, that are unique to the ordered Product being cancelled, or not usable for orders of other customers of Sucampo, despite Sucampo’s Commercially Reasonable Efforts, (ii) the cost of non-reusable raw material inventory ordered by Sucampo with regard to Par’s issued Orders, including any work-in-progress, that are unique to the Product being cancelled, not returnable to the vendor, or not usable for orders of other customers of Sucampo, in each case, despite Sucampo’s Commercially Reasonable Efforts, (iii) reasonable vendor cancellation charges incurred with respect to raw materials cancelled or returned to the vendor in respect of Product ordered by Par, and (iv) reasonable charges for nonrecurring services associated with work stoppage on Product ordered by Par.

11.4 Accrued Rights and Surviving Obligations.  The termination of this Agreement for any reason or expiration of the Term shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder.  Such termination or expiration shall not relieve any Party from obligations that are expressly indicated to survive such termination or expiration.  Articles 1, 5, 6, 7, 8, 10, 12 and 13, and Sections 2.4, 3.6 and 4.1, 11.3 and this Section 11.4, and any other provisions necessary and proper to give effect to the intention of the Parties as to theeffect of the Agreement after termination shall survive such termination or expiration.

ARTICLE 12. INSURANCE

12.1 Insurance.

12.1.1 Each Party shall, at its own cost and expense, obtain and maintain in full force and effect at all times during the Term, and for a period of three (3) years thereafter:

(i) commercial general liability insurance covering bodily injury and property damage with limits of […***…] Dollars ($[…***…]) per occurrence and […***…] Dollars ($[…***…]) in the aggregate;

(ii) products and completed operations liability insurance (including coverage for Product used in clinical trials) with limits of (i) […***…] Dollars ($[…***…]) per occurrence and […***…] Dollars ($[…***…]) in the aggregate prior to the Authorized Generic Launch and (ii) […***…] Dollars ($[…***…]) per occurrence and […***…] Dollars ($[…***…]) in the aggregate upon the Authorized Generic Launch;

(iii) workers compensation with statutory limits as required by law and employers liability insurance with a limit of […**…] Dollars ($[…**…]) per accident; and

(iv) commercial automobile liability insurance covering owned, hired and non-owned vehicles, and covering uninsured and underinsured motorists, with limits of […***…] Dollars ($[…***…]) combined single limit (bodily injury and property damage).

12.1.2 All of the foregoing insurance policies shall be obtained from an insurance carrier or carriers having a current A.M. Best rating of at least A- Class VIII.

12.1.3 Upon execution of this Agreement and annually thereafter, each Party shall provide the other Parties with a certificate of insurance evidencing such coverage and including such other Parties and its Affiliates as additional insureds.  Each Party shall provide the other Parties with written notice within thirty (30) days’ of any material change in the terms or coverage of such insurance policies or their lapse, cancellation or termination.

12.1.4 All insurance policies obtained by any Party pursuant to this Agreement shall be primary and not contributing to any other insurance, self-insurance or captive insurance maintained by another party to the extent of such Party’s indemnification obligations hereunder; provided, however, that notwithstanding the foregoing, the insurance policies required under Section 12.1.1 shall not be construed to limit either Party’s liability with respect to its indemnification obligations under this Agreement.

ARTICLE 13. MISCELLANEOUS

13.1 Interpretation and Construction.  Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; and (iii) the terms “Article” and “Section” and refer to the specified Article and Section of this Agreement.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.  The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement.  This Agreement shall not be interpreted or constructed in favor of or against either Party because of its effort in preparing it.

*Confidential Treatment Requested

13.2 Independent Contractor Status.  It is understood and agreed that nothing in this Agreement nor any agreements related hereto is intended to nor shall create a partnership between the Parties.  The Parties are independent contractors and are engaged in the operation of their own respective businesses, and no Party is to be considered the agent, partner, joint venturer or employee of another Party for any purpose whatsoever and no Party shall have any authority to enter into any contracts or assume any obligations for another Party nor make any warranties or representations on behalf of that other Party.

13.3 Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations under this Agreement through one (1) or more of its Affiliates; provided, however, that each Party shall remain responsible for and shall guarantee such performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that another Party exhaust any right, power or remedy, or proceed against an Affiliate for any obligation or performance hereunder prior to proceeding directly against such Party.

13.4 Waiver.  The waiver by any Party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

13.5 Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and approved assigns; provided,  however, that no Party may assign or transfer this Agreement whether  by operation of law or otherwise without the prior written consent of the other Parties, except that no consent shall be required if such assignment or transfer is (i) to an Affiliate or (ii) in connection with a merger or acquisition or sale of all or substantially all of the assets of the assigning Party.  Any assignment or transfer in contravention of this Agreement shall be null and void ab initio.

13.6 Modification.  This Agreement may not be changed, modified, amended or supplemented except by an express written instrument signed by all Parties.

13.7 Severability.  If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.8 Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments and documents, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.9 Use of Party’s Name.  Except as required by Applicable Laws or as to Labeling activities, no right, express or implied, is granted by this Agreement to any Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.  For clarity, it is understood that nothing herein shall prohibit either Party from using the name of another Party (i) in certain of such Party’s disclosure documents, including those filed or disclosed in order to comply with its obligations under Applicable Laws or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a governmental authority, (ii) to respond to an inquiry of a Governmental Authority, or (iii) in a judicial, administrative or arbitration proceeding, or from disclosing the fact that it has granted or obtained a license to any Intellectual Property of the other Party so long as such use of the other’s name is limited to statements of fact and is not done in a manner to suggest or imply endorsement by the other Party.

13.10 Notices.  Any notice or other communication to be given under this Agreement by any Party to any other Party shall be in writing and shall be either (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by overnight express delivery service or same-day local courier service, or (d) delivered by telex or facsimile transmission (followed by a copy by the preceding (a), (b) or (c)), to the address of the applicable Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this Section 13.10.  Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt.  Mailed notices shall be deemed given five (5) business days after mailing.  Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answerback (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission) if transmitted before 5:00 p.m. (recipient’s local time) on a business day, and otherwise on the following business day.

If to Sucampo:
Sucampo Pharmaceuticals, Inc.
4520 East West Highway, 3rd Flr.
Bethesda, MD 20814
Attn: Chief Legal Officer
Facsimile Number: (301) 961-3440

If to Par:	Par Pharmaceutical, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attention: General Counsel Facsimile Number: (201) 802-4600

13.11 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Parties irrevocably agree that the State and Federal Courts located in New York shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that venue is proper in such Courts.  Each Party hereby expressly consents and submits to the personal jurisdiction of Federal and State Courts in New York.

13.12 Equitable Relief. Par recognizes that the covenants contained in Articles 7 and 8 hereof are reasonable and necessary to protect the legitimate interests of Sucampo, that Sucampo would not have entered into this Agreement in the absence of such covenants, and that Par’s breach or threatened breach of such covenants shall cause Sucampo irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate.  Therefore, Par agrees that Sucampo shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate.  This right shall be in addition to any other remedy available to Sucampo at law or in equity.

13.13 Force Majeure.  A Party shall not be liable for nonperformance or delay in performance, except for defaulted obligations of payment, to the extent that and solely for so long as such nonperformance or delay in performance is caused by any event reasonably beyond the control of such Party, including wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, Governmental Authority (each, a “Force Majeure Event”).  In the event of any such delay, the delayed Party may defer its performance for a period equal to the time of such delay, provided that the delayed Party gives the other Party written notice thereof promptly and, in any event, within thirty (30) calendar days of discovery thereof, and uses its good faith efforts to cure the excused breach.  If either Party is unable to perform its obligations hereunder as a result of a Force Majeure Event for a period of three (3) months or greater, then the other Party shall have the right, upon its issuance of notice to the other Parties, to terminate this Agreement.

13.14 Entire Agreement.  This Agreement and the License Agreement constitute the entire agreement between Par, on the one hand, and Sucampo, on the other hand, with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements with respect thereto.  In the event of any conflict between the terms of the License Agreement and this Agreement, the terms of the License Agreement will control.

13.15 Counterparts.  This Agreement may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.

13.16 Third Party Beneficiaries.  Except as provided in Section 10.1 and 10.2, (i) no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person (including any sub-contractor, or any individual member of the control group utilized for the bioequivalence studies) that is not a party hereto, and (ii) no such other Person shall have any right or cause of action hereunder.

13.17 Cumulative Rights.  The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

IN WITNESS WHEREOF, the Parties hereto have executed this Manufacturing and Supply Agreement to be effective as of the Effective Date.

SUCAMPO AG

By:
Name:
Title:

PAR PHARMACEUTICAL, INC.

By:
Name:
Title:

EXHIBIT A
Description of Compound

Generic Name:	lubiprostone

Chemical names:	[…***…]

Code Name:	SPI-0211

CASNo:	136790-76-6

*Confidential Treatment Requested